UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
HFF, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

HFF, INC.
ONE OXFORD CENTRE
301 GRANT STREET, SUITE 600
PITTSBURGH, PENNSYLVANIA 15219

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:   May 28, 2009

Time:   10:30 a.m. Eastern Daylight Savings Time

Place:	Rivers Club One Oxford Centre (4th Floor) 301 Grant Street Pittsburgh, Pennsylvania 15219

Purpose:

1.	To elect two Class III directors to the Company’s Board of Directors, each for a term of three years until their respective successors have been elected and qualified.

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent, registered certified public accountants.

3.	To transact any other business that may properly come before the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy promptly in the accompanying reply envelope.

You are entitled to vote if you were a stockholder at the close of business on April 17, 2009.

By Order of the Board of Directors,

Nancy O. Goodson	Pittsburgh, Pennsylvania
Chief Operating Officer and Secretary	April 30, 2009

Admittance to the meeting will be limited to stockholders eligible to vote or their authorized representative(s). Beneficial owners holding shares through an intermediary such as a bank or broker will be admitted only upon proof of ownership.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 28, 2009: The Proxy Statement and Proxy Card relating to the Annual Meeting of Stockholders and Annual Report to Stockholders are available at http://phx.corporate-ir.net/phoenix.zhtml?c=205281&p-proxy.

HFF, INC.
ONE OXFORD CENTRE
301 GRANT STREET, SUITE 600
PITTSBURGH, PENNSYLVANIA 15219

PROXY STATEMENT

This Proxy Statement and the accompanying proxy card are being mailed, beginning on or about May 6, 2009, to owners of shares of HFF, Inc. (“we”, “us” or the “Company”) Class A common stock and Class B common stock in connection with the solicitation of proxies by the Board of Directors for the 2009 Annual Meeting of Stockholders. This proxy procedure is necessary to permit all common stockholders, many of whom live throughout the United States and in foreign countries and are unable to attend the Annual Meeting, to vote. The Board of Directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting. The Annual Meeting will be held on May 28, 2009, at 10:30 a.m., Eastern Daylight Savings Time, at the Rivers Club, One Oxford Centre (4th Floor), 301 Grant Street, Pittsburgh, Pennsylvania 15219. Our principal executive offices are located at One Oxford Centre, 301 Grant Street, Suite 600, Pittsburgh, Pennsylvania 15219. Our telephone number is (713) 852-3500.

i

SPECIAL NOTE REGARDING THE REGISTRANT

In connection with our initial public offering of our Class A common stock in February 2007, we effected a reorganization of our business, which had previously been conducted through HFF Holdings LLC (“HFF Holdings”) and certain of its wholly owned subsidiaries, including Holliday Fenoglio Fowler, L.P. and HFF Securities L.P. (together, the “Operating Partnerships”) and Holliday GP Corp. (“Holliday GP”). In the reorganization, HFF, Inc., a newly-formed Delaware corporation, purchased from HFF Holdings all of the shares of Holliday GP, which is the sole general partner of each of the Operating Partnerships, and approximately 45% of the partnership units in each of the Operating Partnerships (including partnership units in the Operating Partnerships held by Holliday GP) in exchange for the net proceeds from the initial public offering and one share of Class B common stock of HFF, Inc. Following this reorganization and as of the closing of the initial public offering on February 5, 2007, HFF, Inc. is a holding company holding partnership units in the Operating Partnerships and all of the outstanding shares of Holliday GP. HFF Holdings and HFF, Inc., through their wholly-owned subsidiaries, are the only limited partners of the Operating Partnerships. We refer to these transactions collectively in this Proxy Statement as the “Reorganization Transactions.” Unless we state otherwise, the information in this Proxy Statement gives effect to these Reorganization Transactions.

Unless the context otherwise requires, references to (1) “HFF Holdings” refer solely to HFF Holdings LLC, a Delaware limited liability company that was previously the holding company for our consolidated subsidiaries, and not to any of its subsidiaries, (2) “HFF LP” refer to Holliday Fenoglio Fowler, L.P., a Texas limited partnership, (3) “HFF Securities” refer to HFF Securities L.P., a Delaware limited partnership and registered broker-dealer, (4) “Holliday GP” refer to Holliday GP Corp., a Delaware corporation and the general partner of HFF LP and HFF Securities, (5) “HoldCo LLC” refer to HFF Partnership Holdings LLC, a Delaware limited liability company and a wholly-owned subsidiary of HFF, Inc. and (6) “Holdings Sub” refer to HFF LP Acquisition LLC, a Delaware limited liability company and wholly-owned subsidiary of HFF Holdings. Our business operations are conducted by HFF LP and HFF Securities, which are sometimes referred to in this Proxy Statement as the “Operating Partnerships.” Also, except where specifically noted, references in this Proxy Statement to the “Company,” “we” or “us” mean HFF, Inc., a Delaware corporation, and its consolidated subsidiaries after giving effect to the Reorganization Transactions.

Our internet website is www.hfflp.com. The information on our internet website is not incorporated by reference in this Proxy Statement and is not part of the proxy soliciting materials.

VOTING PROCEDURES

Your vote is very important.  Your shares can only be voted at the Annual Meeting if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to assure that your shares will be represented. Stockholders may vote by means of completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record.

You may revoke your proxy at any time before it is voted at the Annual Meeting by (a) giving written notice to the Secretary of the Company, (b) submitting a proxy bearing a later date, or (c) casting a ballot at the Annual Meeting. Properly executed proxies that are received before the Annual Meeting’s adjournment will be voted in accordance with the directions provided. If no directions are given, your shares will be voted by one of the individuals named on your proxy card as recommended by the Board of Directors. If you wish to give a proxy to someone other than those named on the proxy card, you should cross out those names and insert the name(s) of the person(s), not more than three, to whom you wish to give your proxy.

Who can vote?  Stockholders of record as of the close of business on April 17, 2009 are entitled to vote. On that day, 16,526,208 shares of Class A common stock and one share of Class B common stock were outstanding and eligible to vote. Each share of our Class A common stock will entitle its holder to one vote on all matters to be voted on by stockholders at the Annual Meeting. Class B common stock entitles its holder, HFF Holdings, to a number of votes that is equal to the total number of shares of Class A common stock for which the partnership units that HFF Holdings holds in the Operating Partnerships as of April 17, 2009 are exchangeable. A list of stockholders eligible to vote will be available at the headquarters of HFF, Inc. located at One Oxford Centre, 301 Grant Street, Suite 600, Pittsburgh, Pennsylvania 15219, beginning May 15, 2009. Stockholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.

How does the Board of Directors recommend I vote?  The Board of Directors recommends a vote “FOR” each Board of Directors nominee (Item 1), and “FOR” the ratification of the Board of Directors’ appointment of Ernst & Young LLP as the independent, registered certified public accountants of the Company for the upcoming year (Item 2).

What shares are included in the proxy card?  The proxy card represents all the shares of common stock registered to your account.

How do I vote by proxy?  Stockholders may vote by proxy by returning the proxy card through the mail. To vote, sign and date each proxy card you receive, mark the boxes indicating how you wish to vote, and return the proxy card in the postage-paid envelope provided.

How are votes counted?  The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares of common stock entitled to vote, is represented. Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached. When nominees, such as banks and brokers, holding shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners by the tenth day before the Annual Meeting, the nominees may vote those shares only on matters deemed routine by the New York Stock Exchange, such as the election of directors and ratification of the appointment of independent, registered certified public accountants. On non-routine matters, nominees cannot vote and there is a so-called “broker non-vote” on that matter. Abstentions are counted in tabulations of the votes cast by stockholders on the proposals and will have the effect of a negative vote.

Director elections are determined by a plurality of the votes cast. Ratification of the appointment of our independent, registered public accounting firm requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting thereon.

Who will count the vote?  The Company’s transfer agent, American Stock Transfer & Trust Company, will tally the vote, which will be certified by an Inspector of Elections.

Who is soliciting this proxy?  Solicitation of proxies is made on behalf of the Board of Directors. The Company will pay the cost of preparing, assembling and mailing the notice of Annual Meeting, this Proxy Statement and the accompanying proxy card. In addition to the use of mail, proxies may be solicited by directors, officers and regular employees of the Company, without additional compensation. Proxies may be solicited by mail, in person or by telephone or other electronic means. The Company will reimburse brokerage houses and other nominees for their expenses in forwarding proxy materials to beneficial owners of the Company’s Class A common stock.

CORPORATE GOVERNANCE

In accordance with Delaware General Corporation Law and the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, the Company’s business, property and affairs are managed under the direction of the Board of Directors. Although directors are not involved in the day-to-day operating details, they are kept informed of the Company’s business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by the officers of the Company at meetings of the Board of Directors and committees of the Board of Directors.

Meetings of the Board of Directors and its Committees.  The Board of Directors had six meetings during 2008. The incumbent directors in the aggregate attended at least 75% of the Board of Directors and assigned committee meetings.

Attendance at the Annual Meeting.  The Company strongly encourages each of its directors to attend its Annual Meeting of Stockholders. In 2008, each of the directors of the Company attended the Annual Meeting of Stockholders.

Director Independence.  The Board of Directors has determined that the following directors are independent under the independence standards promulgated by the New York Stock Exchange (NYSE): John Z. Kukral, Deborah H. McAneny, George L. Miles, Jr., Lenore M. Sullivan and McHenry T. Tichenor, Jr. As discussed further under the heading “Election of Directors,” Mr. Tichenor will not be standing for re-election at the Annual Meeting. In addition, Mark D. Gibson has agreed to resign from the Board of Directors, effective as of the Annual Meeting, so the Company may remain in compliance with the NYSE requirement that a majority of the Company’s directors are independent. In making its determinations regarding director and director nominee independence, the Board of Directors considered, among other things:

•	any material relationships with the Company, its subsidiaries or its management, aside from such director’s or director nominee’s service as a director;

•	transactions between the Company, on the one hand, and the directors and director nominees and their respective affiliates, on the other hand;

•	transactions outside the ordinary course of business between the Company and companies at which some of its directors are or have been executive officers or significant stakeholders, and the amount of any such transactions with these companies; and

•	relationships among the directors and director nominees with respect to common involvement with for-profit and non-profit organizations.

The independent directors of the Company meet periodically at regularly scheduled executive sessions without the non-independent directors. Mr. Kukral serves as the presiding director at such meetings.

Lead Independent Director.  The role of lead independent director is to serve in a lead capacity to coordinate the activities of the other non-employee directors and to perform such other duties and responsibilities as the Board of Directors may determine. The Board of Directors has elected Mr. Kukral to serve as the Company’s lead independent director.

Committees of the Board of Directors.  The Board of Directors has established three standing committees.

Audit Committee — In 2008, the Audit Committee had six meetings. The Audit Committee is responsible for, among other things, directly appointing, retaining, evaluating, compensating and terminating our independent, registered public accounting firm; discussing with our independent, registered public accounting firm their independence from management; reviewing with our independent, registered public accounting firm the scope and results of their audit; pre-approving all audit and permissible non-audit services to be performed by the independent, registered public accounting firm; overseeing the financial reporting process and discussing with management and our independent, registered public accounting firm the interim and annual financial statements that we file with the Securities and Exchange Commission; and reviewing and monitoring our accounting principles, policies and financial and accounting controls. The Board of Directors of the Company has adopted a written charter for the Audit Committee, which is publicly available at www.hfflp.com on the “Investor Relations” page and is also available in print to any stockholder who requests it. The members of the Audit Committee are currently George L. Miles, Jr. (chairperson), Deborah H. McAneny and McHenry T. Tichenor, Jr. Because Mr. Tichenor will not be standing for re-election to the Board of Directors at the Annual Meeting, the Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has appointed Lenore M. Sullivan to serve on the Audit Committee effective as of the Annual Meeting. The

Board of Directors has determined that each of the members of the Audit Committee as well as Ms. Sullivan is independent under the listing standards promulgated by the NYSE and as that term is used in Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended. The Board of Directors has determined that Mr. Miles qualifies as an Audit Committee “financial expert” as that term is defined by applicable securities laws and Securities and Exchange Commission regulations, and has designated him as the Audit Committee’s financial expert.

Compensation Committee — There were three meetings of the Compensation Committee in 2008. The Compensation Committee is responsible for, among other things, reviewing and recommending director compensation policies to the Board of Directors; making recommendations, at least annually, to the Board of Directors regarding our policies relating to the amounts and terms of all compensation of our executive officers; and administering and discharging the authority of the Board of Directors with respect to our equity plans. For further information regarding the Compensation Committee’s processes and procedures for the consideration of executive compensation, refer to the discussion under the heading “Compensation Discussion and Analysis” in this Proxy Statement. A copy of the Compensation Committee’s written charter is publicly available at www.hfflp.com on the “Investor Relations” page and is also available in print to any stockholder who requests it. The members of the Compensation Committee are currently John Z. Kukral (chairperson), Lenore M. Sullivan and George L. Miles, Jr. The Board of Directors has determined that each of the members of the Compensation Committee is independent under the listing standards of the NYSE, and each member is an “outside director” within the meaning of the Treasury Regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended.

Nominating and Corporate Governance Committee — In 2008, the Nominating and Corporate Governance Committee met three times. The Nominating and Corporate Governance Committee is responsible for, among other things, selecting potential candidates to be nominated for election to the Board of Directors; recommending potential candidates for election to the Board of Directors; reviewing corporate governance matters; and making recommendations to the Board of Directors concerning the structure and membership of other Board of Directors committees. A copy of the Nominating and Corporate Governance Committee’s written charter is publicly available at www.hfflp.com on the “Investor Relations” page and is also available in print to any stockholder who requests it. The members of the Nominating and Corporate Governance Committee are currently Deborah H. McAneny (chairperson), Lenore M. Sullivan, McHenry T. Tichenor, Jr. and John Z. Kukral. As discussed, Mr. Tichenor will not be standing for re-election to the Board of Directors at the Annual Meeting. The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is independent under the listing standards of the NYSE.

Stockholder Communications.  Stockholders and other parties interested in communicating directly with any of the individuals who are directors of the Company or the Board of Directors as a group may do so by writing to Investor Relations, HFF, Inc., One Oxford Centre, 301 Grant Street, Suite 600, Pittsburgh, Pennsylvania 15219. The Company’s policy is to deliver such communications directly to the Board of Directors.

Code of Conduct and Ethics and Corporate Governance Guidelines.  The Board of Directors is committed to ethical business practices. The Company adopted a Code of Conduct and Ethics in 2007. This Code applies to all of the Company’s employees and directors and includes the code of ethics for the Company’s principal executive officer, principal financial officer, principal accounting officer or controller within the meaning of the Securities and Exchange Commission regulations adopted under the Sarbanes-Oxley Act of 2002, as amended. The Company’s Code of Conduct and Ethics, as well as the Company’s Corporate Governance Guidelines, is posted on the Company’s website at http://www.hfflp.com on the “Investor Relations” page. Each of the Company’s Code of Conduct and Ethics and the Company’s Corporate Governance Guidelines is also available in print to any stockholder who requests it.

Director Compensation.  Our policy is not to pay director compensation to directors who are also our employees. Each outside director is paid a base annual retainer of $50,000. Outside directors also receive an annual grant of restricted stock units based on the Company’s Class A common stock with a market value of $40,000 on the grant date. Upon our initial public offering, each outside director received a grant of approximately 4,167 options to purchase shares of our Class A common stock, which vest annually over three years. Each newly-elected outside director receives an initial election grant of options to purchase shares of our Class A common stock with a Black-Scholes (or similar valuation method) value of $30,000, which will vest annually over three years. Because certain of our initial outside directors were subject to re-election prior to serving a full three-year term, each Class I outside directors re-elected at our annual meeting of stockholders in 2007 was granted options to purchase shares of our Class A common stock with a Black-Scholes (or similar valuation method) value of $10,000, vesting three years after grant, and each Class II outside director re-elected at our 2008 annual meeting of stockholders received similar options with a Black-Scholes (or similar valuation method) value of $20,000, half of which will vest after two years with the remainder vesting after three years. Beginning in this year, re-elected directors will receive grants of options to purchase Class A common stock identical to those granted to newly-elected directors. Each outside director will receive an annual grant of restricted stock units based upon our Class A common stock with a Black-Scholes (or similar valuation method) value of $40,000 on the grant date, vesting ratably over three years.

The chair of the Audit Committee receives an additional annual retainer of $10,000 and the chair of each of the Compensation Committee and Nominating and Corporate Governance Committee receives an additional annual retainer of $5,000.

We reimburse all non-employee directors for reasonable expenses incurred to attend meetings of our Board of Directors or committees. Other than as described above, we do not expect to provide any of our directors with any other compensation or perquisites.

In addition to the payments described above, we allow voluntary deferral by our directors of up to 100% of the cash retainer, committee fees and equity awards to a future date elected by the director. The deferred retainer and fees are deemed invested in an investment fund based upon our Class A common stock or another investment vehicle such as an interest-bearing cash account.

Certain Relationships and Related Transactions.  We have a policy that the Board of Directors or a committee designated by the Board of Directors review any transaction in which the Company and its directors, executive officers or their immediate family members are participants to determine whether a related party has a direct or indirect material interest in the transaction. This policy has been stated orally and is complimented by the written conflict of interest policy in our Code of Conduct and Ethics.

Compensation Committee Interlocks and Insider Participation.  During 2008, no member of the Compensation Committee was an officer or employee of the Company, or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries. No member of the Compensation Committee had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K. Furthermore, no member of the Compensation Committee had a relationship that requires disclosure under Item 407(e)(4) of Regulation S-K.

Submission of Director Nominations.  The Nominating and Corporate Governance Committee will consider director nominees submitted by stockholders to the Board of Directors in accordance with the procedures set forth in the Company’s Amended and Restated Bylaws. Those procedures require a stockholder to deliver notice to the Company’s Secretary or Assistant Secretary at the principal executive offices of the Company not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders, except that in the case where the size of the Board of Directors is increased without public announcement at least 80 days prior to the first anniversary of the preceding year’s annual meeting, such notice shall be considered timely if made no later than the close of business on the tenth day following the public announcement of such by the Company (provided that if no public announcement is made at least 10 days before the meeting, such notice is not required). Such notice must be in writing and must include (i) the name and address of the nominating stockholder, as they appear on the Company’s books, (ii) the class and number of shares of the Company’s stock which are owned beneficially and of record by the nominating stockholder, (iii) certain representations, (iv) the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and (iv) any information regarding the nominee that is required under Regulation 14A of the Securities Exchange Act of 1934, as amended, to be included in a proxy statement relating to the election of directors. Finally, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting at which the voting takes place with respect to such stockholder’s nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Company. Candidates for the Board of Directors are evaluated through a process that may include background and reference checks, personal interviews with members of the Nominating and Corporate Governance Committee and a review of the candidate’s qualifications and other relevant characteristics. Candidates recommended by the stockholders of the Company are evaluated on the same basis as other candidates (other than directors standing for re-election) recommended by the Company’s directors, officers, third party search firms or other sources. However, through its own resources, the Nominating and Corporate Governance Committee expects to be able to identify an ample number of qualified candidates.

ELECTION OF DIRECTORS
ITEM 1 ON PROXY CARD

The Company’s directors are divided into three classes. The members of each class serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. The Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws allow the Board of Directors to set the number of directors on the Board of Directors. The Board of Directors currently consists of nine directors.

McHenry T. Tichenor has notified the Board of Directors that he does not wish to stand for re-election as a Class III director due to other business commitments. After careful consideration of the matter, including the applicable requirements of the NYSE that a majority of the Company’s directors be independent, at the present time the Board of Directors has elected to set the number of directors at seven, effective as of the Annual Meeting, in lieu of nominating and electing a new independent director to serve as a Class III director. Accordingly, Mark D. Gibson has agreed to resign from his position as a Class II director, effective as of the Annual Meeting, so as to reduce the number of directors to seven and insure that the Company remains in compliance with the listing standards of the NYSE. Under Delaware law and the Company’s Amended and Restated Bylaws, the Company may increase the number of directors during the year and appoint additional directors to fill the vacancies so created if it chooses to do so.

The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting of stockholders for a three-year term. The term of the Class III directors will expire at the Annual Meeting. The other directors will remain in office for the remainder of their respective terms, as indicated below.

Director candidates are nominated by the Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has recommended the two nominees below, each of whom is currently a director of the Company. Stockholders are also entitled to nominate director candidates for the Board of Directors in accordance with the procedures set forth on page 5 under the heading “Corporate Governance — Submission of Director Nominations” in this Proxy Statement.

Director elections are determined by a plurality of votes cast. The persons named on the accompanying form of proxy will vote the shares “FOR” the nominees, unless you instruct otherwise. Each nominee has consented to stand for election and the Board of Directors does not anticipate that any nominee will be unavailable to serve. In the event that one or more of the nominees should become unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for the remaining nominees and any substitute nominee(s) designated by the Board of Directors.

Set forth below is information regarding each nominee for Class III director, as well as each Class I and Class II director, each of whose term will continue after the Annual Meeting.

NOMINEES FOR CLASS III DIRECTORS

John P. Fowler.  Mr. Fowler became a director of HFF, Inc. in November 2006. In addition, he has been an Executive Managing Director of HFF LP and member of the operating committee of HFF Holdings since 2003. Mr. Fowler began his career in the real estate finance business in 1968 and spent four years in the Real Estate Department of John Hancock Mutual Life Insurance Company. In 1972 he joined a New England-based mortgage banking and development company, and in 1974 formed Fowler, Goedecke & Co., a predecessor to Fowler Goedecke Ellis & O’Connor, Inc., which was merged into our predecessor in 1998. Mr. Fowler is active in the Urban Land Institute, Real Estate Finance Association, Mortgage Bankers Association, International Council of Shopping Centers, National Association of Industrial & Office Properties, and Artery Business Committee. He received his BA from Brown University. Age: 63

Lenore M. Sullivan.  Ms. Sullivan became a director on the Board of Directors of HFF, Inc. in January 2007. Ms. Sullivan is currently a partner in Perella Weinberg Partners, a financial services firm. From 2002 through 2007, Ms. Sullivan served as the Associate Director for the Real Estate and Finance and Investment Center at the University of Texas at Austin. From 2000 to 2002, she was Vice President of Hunt Private Equity Group, Inc. and from 1992 to 2000 she was the President and co-owner of Stonegate Advisors, an investment banking firm. Ms. Sullivan graduated cum laude from Smith College with a degree in economics and government and a minor in urban studies. She holds a MBA from Harvard Business School. Ms. Sullivan is a member of the Board of Directors of Parkway Properties, Inc., where she also sits on the audit and corporate governance and nominating committees. She is a Charter Investor in the Texas Women Ventures Fund, and sits on the investment advisory and investment committees of the fund. She is a partner in Republic Holdings Texas, L.P., and sits on the investment committee of the fund. Ms. Sullivan has served as a member of the Advisory Board of Directors of Capstone Partners and is a full member of the Urban Land Institute and the Pension Real Estate Association. Age: 51

The Board of Directors recommends a vote “FOR” each of the nominees listed above.

INCUMBENT CLASS I DIRECTORS — TO CONTINUE IN OFFICE
FOR TERMS EXPIRING IN 2010

John Z. Kukral.  Mr. Kukral is currently President of Northwood Investors, a real estate investment company, and became a director on the Board of Directors of HFF, Inc. in January 2007. Mr. Kukral started his career at JMB Realty Corporation in 1982 and was most recently (1994 to 2005) with Blackstone Real Estate Advisors where he served as President and Chief Executive Officer from 2002 until 2005. Mr. Kukral graduated from Northwestern University and received an MBA from Harvard University. Mr. Kukral is a member of the Board of Directors of Aircastle Limited and is a Trustee of the Urban Land Institute and a Governor of the Urban Land Foundation. Age: 49

Deborah H. McAneny.  Ms. McAneny is currently the Chief Operating Officer of Benchmark Assisted Living, LLC and became a director on the Board of Directors of HFF, Inc. in January 2007. Prior to this, Ms. McAneny was employed at John Hancock Financial Services for 20 years, including as Executive Vice President for Structured and Alternative Investments and a member of its Policy Committee from 2002 to 2004, as Senior Vice President for John Hancock’s Real Estate Investment Group from 2000 to 2002 and as a Vice President of the Real Estate Investment Group from 1997 to 2000. She received a BS from the University of Vermont. Ms. McAneny is currently a member of the Board of Directors of KKR Financial Corp. and the Board of Directors of Trustees of the University of Vermont and The Rivers School. She is a past president of the Commercial Mortgage Securities Association. Age: 50

John H. Pelusi, Jr.  Mr. Pelusi has served as a director and Chief Executive Officer of HFF, Inc. since its inception in November 2006. He is also currently an Executive Managing Director of HFF LP, a position he has held since 2001, and a member of the operating committee and the managing member of HFF Holdings since June 16, 2003. Mr. Pelusi has over 27 years of experience in commercial real estate, including investment sales, note sales, debt placement, equity, structured finance and loan servicing. Mr. Pelusi joined HFF LP in May 1998, and prior to that he was the Managing Partner of PNS Realty Partners, L.P. He received a BAS and MPA from the University of Pittsburgh. Mr. Pelusi is currently a member of the Board of Directors of Trustees for the University of Pittsburgh, the Board of Directors for the University of Pittsburgh Medical Center, the Board of Directors of Trustees for the Holy Family Foundation, and the Board of Directors for the Manchester Bidwell Corporation. He is also a member of the Real Estate Roundtable, the International Council of Shopping Centers (ICSC) and the Mortgage Bankers Association. Age: 54

INCUMBENT CLASS II DIRECTORS — TO CONTINUE IN OFFICE FOR
TERMS EXPIRING IN 2011

George L. Miles, Jr.  Mr. Miles is president and Chief Executive Officer of WQED Multimedia, the public broadcaster in southwestern Pennsylvania, and became a director of HFF, Inc. and Chairman of the

Audit Committee in January 2007. He joined WQED in 1994 after serving ten years as Executive Vice President and Chief Operating Officer of WNET/Thirteen in New York. Prior to that he held executive positions at KDKA, Pittsburgh; WPCQ, Charlotte; the Westinghouse Television Group; and WBZ-TV, Boston. Earlier in Mr. Miles’ career he was a contract auditor at the U.S. Department of Defense and a manager at Touche Ross & Co. He earned his BA degree from Seton Hall University and his MBA from Fairleigh Dickinson University. He serves on the Board of Directors of American International Group, Inc. (AIG) — Audit Committee; WESCO International, Inc.; Equitable Resources, Inc.; Harley Davidson, Inc. — Audit Committee; the University of Pittsburgh; and the UPMC Health System. He is the former Chairman of the Association for America’s Public Television Stations and the Urban League of Pittsburgh, Inc. Age: 67

Joe B. Thornton, Jr.  Mr. Thornton became a director of HFF, Inc. in November 2006 and has held the position of Executive Managing Director and a member of the operating committee of HFF Holdings since 2003. Mr. Thornton operates from our Dallas office. Mr. Thornton joined HFF’s predecessor firm, Holliday Fenoglio, Inc., in March 1992. He has held several senior positions with the firm, including Board of Directors Member and Principal. Prior to his employment with us, he was a Senior Vice President of The Joyner Mortgage Company, Inc., where he has responsible for the origination of commercial mortgage and equity transactions, and a Senior Accountant with the Audit Division of Peat Marwick Mitchell & Co. Mr. Thornton is a licensed Real Estate Salesman in the State of Texas. Mr. Thornton graduated from the University of Texas at Austin with a BBA in Accounting in 1982. Age: 48

RATIFICATION OF APPOINTMENT OF
INDEPENDENT, REGISTERED CERTIFIED PUBLIC ACCOUNTANTS
ITEM 2 ON PROXY CARD

The Board of Directors, acting upon the recommendation of the Audit Committee, asks that the stockholders ratify the selection of Ernst & Young LLP as the Company’s independent, registered certified public accountants to audit and report upon the financial statements of the Company for the 2009 fiscal year. Ratification requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting thereon. Unless otherwise specified by the stockholders, the shares of stock represented by the proxy will be voted FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent, registered certified public accountants.

Although the submission to stockholders of the appointment of Ernst & Young LLP is not required by law or the Company’s Amended and Restated Bylaws, the Audit Committee believes it is appropriate to submit this matter to stockholders to allow a forum for stockholders to express their views with regard to the Audit Committee’s selection. In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors determines that such a change would be in the best interests of the Company and its stockholders.

One or more representatives of Ernst & Young LLP are expected to be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

The Board of Directors recommends that the stockholders vote “FOR” the ratification of the selection of Ernst & Young LLP to serve as the Company’s independent, registered certified public accountants for the 2009 fiscal year.

SUBMISSION OF STOCKHOLDER PROPOSALS

The next stockholder meeting will be held on or about May 28, 2010. Stockholders wishing to have a proposal included in the Board of Directors’ 2010 Proxy Statement must submit the proposal so that the Secretary of the Company receives it no later than December 31, 2009 nor earlier than December 1, 2009, which is 120 days and 150 days prior to the first anniversary of the date this Proxy Statement was released to stockholders, respectively. The notice must describe various matters regarding the nominee or proposed business. The Securities and Exchange Commission rules set forth standards as to what stockholder proposals are required to be included in a proxy statement. In addition, pursuant to the Company’s amended and restated bylaws, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting at which the voting takes place with respect to such stockholder’s proposal, such proposal shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Company.

For any proposal that is not submitted for inclusion in next year’s proxy statement (as described above) but is instead sought to be presented directly at next year’s annual meeting, Securities and Exchange Commission rules permit management to vote proxies in its discretion if (a) the Company receives notice of the proposal before the close of business 45 days before the first anniversary of the mailing date of this Proxy Statement and advises stockholders in next year’s proxy statement about the nature of the matter and how management intends to vote on such matter, or (b) the Company does not receive notice of the proposal prior to the close of business 45 days before the first anniversary of the mailing date of this Proxy Statement. Notices of intention to present proposals at the 2010 Annual Meeting should be addressed to the Chief Operating Officer and Secretary of HFF, Inc., One Oxford Centre, 301 Grant Street, Suite 600, Pittsburgh, Pennsylvania 15219. For further information regarding the submission of director nominations, see “Corporate Governance — Submission of Director Nominations” in this Proxy Statement.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Audit Committee appoints the independent accounting firm to be retained to audit the Company’s financial statements, and once retained, the independent accounting firm reports directly to the Audit Committee. The Audit Committee consults with and reviews recommendations made by the accounting firm with respect to financial statements, financial records and financial controls of the Company and makes recommendations to the Board of Directors as it deems appropriate from time to time. The Audit Committee is responsible for pre-approving both audit and non-audit engagements with the independent accountants. The Board of Directors has adopted a written charter setting forth the functions the Audit Committee is to perform, and this report is made pursuant to that charter.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors of HFF, Inc. Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent accountants are responsible for auditing those financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews.

The Audit Committee and the Chairman of the Audit Committee have met with management during fiscal year 2008 to consider the adequacy of the Company’s internal controls, and discussed these matters and the overall scope and plans for the audit of the Company with the Company’s independent, registered certified public accountants during that time period, Ernst & Young LLP. The Audit Committee also discussed with senior management and Ernst & Young LLP the Company’s disclosure controls and procedures.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2008 with management, including a review of the quality, in addition to the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United

States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including the matters required to be discussed by statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. In addition, the Audit Committee reviewed and has discussed with Ernst & Young LLP their independence, including the compatibility of non-audit services performed with the accountant’s independence.

The Audit Committee discussed with the Company’s independent accountants the overall scope and plans for their audit. The Audit Committee has met with the independent accountants, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

The Audit Committee has appointed the firm of Ernst & Young LLP, independent, registered certified public accountants, as independent accountants to audit and report upon the Company’s financial statements for the fiscal year ending December 31, 2009. The Company is requesting stockholder ratification of the appointment of Ernst & Young LLP. In appointing Ernst & Young LLP as the Company’s auditors for fiscal year 2009, the Audit Committee has considered whether Ernst & Young LLP’s provision of services other than audit services is compatible with maintaining their independence.

AUDIT COMMITTEE

George L. Miles, Jr., Committee Chairman
Deborah H. McAneny
McHenry T. Tichenor, Jr.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides an overview of the Company’s executive compensation programs for the Chief Executive Officer (CEO), Chief Operating Officer (COO) and Chief Financial Officer (CFO) (collectively, the “named executive officers” (NEOs)) together with a description of the material factors underlying the decisions which resulted in the 2008 compensation provided to the Company’s NEOs as presented in the tables which follow this CD&A. The following discussion and analysis contains statements regarding future individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of the Company’s compensation programs and should not be understood to be statements of management’s expectations or estimates of financial results or other guidance. The Company specifically cautions investors not to apply these statements to other contexts.

Compensation Committee

The Compensation Committee (the “Committee”) of the Board of Directors is composed of three non-employee directors, all of whom are independent directors under the listing standards of the New York Stock Exchange and the Securities and Exchange Commission rules. The Committee has responsibility for determining and implementing the Company’s philosophy with respect to executive compensation. Accordingly, the Committee has overall responsibility for approving and evaluating the various components of the Company’s executive compensation program. The Committee meets at least twice per year (and more often as necessary) to discuss and review the compensation of the NEOs. The Committee annually reviews and approves the compensation of the CEO. The Committee also reviews and approves the compensation of the other NEOs after considering the recommendations of the CEO. In establishing and reviewing compensation for the NEOs, the Committee considers, among other things, the financial results of the Company, recommendations of management and compensation data for comparable companies. The Committee did not engage a compensation consultant in fiscal 2008.

The Committee operates under a written charter adopted by the Board of Directors of the Company on January 30, 2007. A copy of this charter is posted on the Company’s website at http://www.hfflp.com on the “Investor Relations” page.

The Committee was formed and became operational at the time of our initial public offering. Prior to that time, compensation matters were generally handled by the operating committee of HFF Holdings and, if related to the compensation of members, then voted on by the members of HFF Holdings.

Compensation Philosophy — Mission and Vision Statement

In connection with setting the compensation for executive officers, the Company has adopted the philosophy set forth in the Mission and Vision Statement (see below) of the Operating Partnerships. The Mission and Vision Statement reflects our pay for value-added performance philosophy. We believe this Mission and Vision Statement is critical to our continued success. The Mission and Vision Statement relies upon the concept that a client’s interest must be placed ahead of ours or any individual working for us. Our goal is to hire and retain associates throughout the entire organization who have the highest ethical standards with the best reputation in the industry to preserve our culture of integrity, trust and respect. We endeavor to promote and encourage teamwork to ensure our clients have the best team on each transaction. Without the best people, we believe we cannot be the best firm and achieve superior results for our clients.

To enable us to achieve our goals, we must maintain a flexible compensation structure, including equity-based compensation awards, to appropriately recognize and reward our existing and future associates who profoundly affect our future success. The ability to reward superior performance is essential if we want to provide superior results for our clients.

The Committee’s goals in structuring the Company’s compensation program for its NEOs are to:

•	provide incentives to achieve Company financial objectives;

•	provide long-term incentives for the executive officers; and

•	set compensation levels sufficiently competitive to retain and attract high quality executives and to motivate them to contribute to the Company’s success.

The Committee has determined that to achieve these objectives, the Company’s executive compensation program should reward both individual and Company short-term and long-term performance. To this end, the Committee believes that executive compensation packages provided by the Company to its executive officers should include both cash- and stock-based compensation. However, the Committee does not rely on any policy or formula in determining the appropriate mix of cash and equity compensation, nor does it rely on any policy or formula in allocating long-term compensation to different forms of awards.

Setting Executive Compensation

In making compensation decisions, the Committee considers the recommendations of management. The Committee also considers corporate and executive performance, an executive’s level of experience and responsibility, an executive’s current compensation level and historical compensation practices. In addition, the Committee may look at market data for comparable companies. The Committee does not attempt to maintain a specific percentile with respect to the peer group companies in determining compensation for NEOs. However, the Committee does periodically review information regarding compensation trends and levels from a variety of sources in making compensation decisions.

Prior to the Company’s initial public offering, HFF Holdings retained the compensation consulting firm of Mercer Human Resource Consulting to evaluate its compensation practices and to assist in developing and implementing the executive compensation program and philosophy with respect to the COO and CFO. The CEO’s compensation was not reviewed by Mercer due to the fact the Company had not yet established an independent Board of Directors or Compensation Committee prior to our initial public offering to review the CEO’s compensation. The CEO, John H. Pelusi, Jr., did not want his compensation determined without the approval of an independent Board of Directors or Compensation Committee. In connection with its review of compensation for the COO and CFO as well as for outside directors, Mercer developed a competitive peer group comprised of 24 companies comparable in size to us which consummated an initial public offering in the past three years (2004 — 2006). Mercer performed analyses of competitive performance and compensation levels. It also met with senior management to learn about our business operations and strategy as a public company, key performance metrics and target goals, and the labor and capital markets in which we compete. From time to time, our Board of Directors and/or Compensation Committee evaluates the performance of our senior executives based on quantitative and qualitative performance criteria.

2008 Executive Compensation Components

The Company’s executive compensation program is composed of three principal components:

•	base salary;

•	cash bonuses; and

•	long-term incentives, consisting of equity awards.

In making decisions with respect to any element of a NEO’s compensation, the Committee considers the total current compensation that such NEO may be awarded and any previously granted unvested equity awards. The Committee’s goal is to award compensation that is reasonable in relation to the Company’s compensation philosophy and objectives when all elements of potential compensation are considered.

Base Salaries

In General.  The Company provides NEOs with base salaries to compensate them for services rendered during the fiscal year. In determining base salaries, the Committee reviews base salaries paid at comparable companies and considers other factors, including:

•	historical information regarding compensation previously paid to NEOs;

•	the individual’s experience and level of responsibility; and

•	the performance of the Company and the executive.

Generally, we believe that base salaries should be set at the low end to midrange of competitive levels, while providing somewhat higher bonuses based on the performance of the Company and the individual. Base salaries are reviewed annually; however, a decrease in base salary may be prohibited by an executive officer’s employment agreement.

Compensation for Executive Officers During 2008

During 2008, Mr. Pelusi was paid $600,000 in base salary. In 2007, Mr. Pelusi’s base salary was $400,000, which was the amount that Mr. Pelusi was paid for his role as Executive Managing Director and Managing Member of HFF Holdings prior to the Company’s initial public offering. For 2007, Mr. Pelusi continued at his 2006 salary in his capacity as CEO since the Committee did not complete a comprehensive review of Mr. Pelusi’s compensation until late in 2007. In late 2007, the Committee considered the additional duties that Mr. Pelusi assumed as the Company’s CEO, including such public company responsibilities as managing investor and public relations and complying with the corporate governance, reporting and other requirements of the Securities and Exchange Commission and the New York Stock Exchange. As a result and after additional discussions with the operating committee of HoldCo LLC, the Committee voted to increase Mr. Pelusi’s base salary to $600,000.

Mr. Pelusi is also employed as a transaction professional of HFF LP, one of the two partnerships through which we conduct our business. He is primarily paid for his service as a transaction professional. His payment as a transaction professional is based upon commissions he earns for the capital markets revenue that through his efforts he brings into HFF LP. Like our other transaction professionals, Mr. Pelusi is entitled to receive commission payments equal to 50% of the adjusted collected fee amount that he has generated for HFF LP.

The adjusted collected fee amount is determined based upon the gross revenue actually received by HFF LP attributable to the efforts of Mr. Pelusi and after payment of all customary and appropriate fee splits with outside cooperating brokers or others. The adjusted collected fee amount is also reduced by related producer expenses, including all applicable management plan payments, bonus pool payments to analysts, splits with other producers and employees, and other similar compensation paid or payable to individuals involved in the generation of any commission revenue. In 2008, Mr. Pelusi earned commissions of $487,147. This is consistent with HFF LP’s pay for performance policy, as the compensation earned by Mr. Pelusi as a transaction professional is directly related to the amount of revenue he generates for HFF LP. In addition, in order to attract and retain top producers, such as Mr. Pelusi, it is critical that they share in the revenue and certain other income that they generate for the Operating Partnerships.

The CFO, Gregory R. Conley, was hired in October 2006. In connection with his hiring, HFF LP set his base salary at $215,000. The Company entered into an employment agreement with Mr. Conley in connection with our initial public offering. Among the factors considered in establishing his original base salary under the employment agreement were his skills and experience, historical base salary and the compensation consultant’s report and recommendation. Consistent with this employment agreement and after further consideration of Mr. Conley’s skills and experience and performance as CFO of the Company, the CEO and Board of Directors increased his base salary for 2008 to $250,000.

During 2008, the COO, Nancy O. Goodson, was paid a base salary of $206,000. The Company entered into the employment agreement with Ms. Goodson in connection with our initial public offering. Among the factors considered in establishing her original base salary of $200,000 under the employment agreement were her skills and experience, historical base salary and the compensation consultant’s report and recommendation. Her base salary for 2008 was established by the CEO and the Board of Directors consistent with Ms. Goodson’s employment agreement.

Recent Developments

In April 2009, Mr. Pelusi agreed to reduce his base salary to $300,000, which represented a $150,000 reduction from his prior base salary, which itself had been previously reduced $150,000 from his original 2009 base salary of $600,000. Such reduced base salary was effective as of April 1, 2009.

In addition, effective April 1, 2009, Mr. Pelusi, together with all of the other 40 members of HFF Holdings, is compensated in his capacity as a transaction professional through the Company’s waterfall commission plan. This initiative was intended to result in more initial cash flow being retained by the Operating Partnerships until such time as certain minimum threshold commission levels are achieved. If each HFF Holdings member/transaction professional, including Mr. Pelusi, achieves the waterfall commission thresholds, there will be no cash flow savings to the Operating Company, but cash flows at the beginning of the year will be higher than under the members/transaction professionals’ prior commission arrangements. If a member/transaction professional, including Mr. Pelusi, does not achieve the minimum waterfall commission thresholds, the Company expects actual cash savings to the Operating Partnerships as compared to such member/transaction professional’s prior commission arrangements.

Bonuses

In General.  Annual cash bonuses are included as part of the executive compensation program because the Committee believes that a significant portion of each NEO’s compensation should be contingent on the annual performance of the Company, as well as the individual contribution of the NEO. The Committee believes that this structure is appropriate because it aligns the interests of management and stockholders by rewarding executives for strong annual performance by the Company. Bonuses are intended to be on the high end of competitive levels to compensate for lower salaries.

In addition to our regular bonus program, our Chief Executive Officer will also be eligible for an annual bonus through our Profit Participation Bonus Plan.

2008 Performance Bonuses

In connection with determining the bonus amount for Mr. Pelusi, the Committee consulted with the operating committee of HoldCo LLC. After considering the performance of the Company and Mr. Pelusi and historic compensation practices, and generally the compensation levels of chief executive officers at other companies, the Committee approved a bonus of $500,000 for Mr. Pelusi, or approximately 83% of his base salary. The Committee determined that this bonus amount was appropriate in light of the Company’s performance, Mr. Pelusi’s contributions to that performance and Mr. Pelusi’s salary for 2008. In order to further align Mr. Pelusi’s interests with that of the Company’s stockholders, the Committee decided to pay fifty percent of Mr. Pelusi’s 2008 bonus in cash and the remaining fifty percent in restricted stock units of the Company that were immediately vested at the grant date.

Mr. Pelusi also is eligible to participate in the HFF LP Profit Participation Bonus Plan. The Profit Participation Bonus Plan is designed to reward an office or line of business for an exceptionally productive year. In addition, the Profit Participation Bonus Plan rewards income generation as well as the ability of an office or line of business to control costs. This element of compensation is integral to HFF LP’s compensation practices because it provides an understandable incentive to each of our offices and lines of business and allows us to reward superior performance. The Profit Participation Bonus Plan generally provides that offices or lines of business that generate profit margins for their office or line of business of 14.5% or more are entitled to additional bonuses of an allocated share of 15% of net income from the office. The allocation of the profit participation bonus and how it is shared within the office are determined by the office head in consultation with the managing member of the Operating Partnerships. Mr. Pelusi received a profit participation bonus of $64,253 in 2009 related to 2008 performance.

In connection with determining the bonus amounts for Ms. Goodson and Mr. Conley, the Committee consulted with the CEO. The Committee approved bonuses of $100,000 and $129,026 for Ms. Goodson and Mr. Conley, respectively, or approximately 49% and 52% of their respective base salaries. The Committee determined that these bonus amounts were appropriate in light of the respective performance of Ms. Goodson and Mr. Conley in their respective areas of responsibility.

Long-Term Incentive Program

Our Board of Directors believes that compensation paid to executive officers should be closely aligned with our performance on both a short-term and long-term basis, and that their compensation should assist us in recognizing and rewarding key executives who profoundly affect our future success through their value-added performances. Therefore, in January 2007 we adopted a new incentive compensation plan, the HFF, Inc. 2006 Omnibus Incentive Compensation Plan. That plan is designed to align management’s performance objectives with the interests of our stockholders. Awards under our 2006 Omnibus Incentive Compensation Plan are administered by the Compensation Committee.

All grants of equity compensation to NEOs are made by the Committee. Whether grants are made and the type and size of any grants are based upon Company and individual performance, position held, years of service, level of experience and potential of future contribution to the Company’s success. The Committee may also consider long-term incentive grants previously awarded to the NEOs, long-term incentive grants given to other executive officers throughout the Company’s history and grant practices at comparable companies.

2008 Equity Grants

As described above, fifty percent of Mr. Pelusi’s 2008 bonus was paid in restricted stock units of the Company that were immediately vested at the grant date. No equity grants were made to Mr. Conley or Ms. Goodson in 2008.

Other Equity Grants with Future Vesting

In connection with the initial public offering, the Committee granted each of Ms. Goodson and Mr. Conley $300,006 worth of restricted shares of the Company’s Class A common stock, based on the closing price of such stock on the grant date. This resulted in the grant of 16,667 restricted shares to each executive, based on an initial public offering price of $18.00 per common share. These awards were granted to reward these executives for their contributions to the Company’s pre-initial public offering performance and, in particular, their superior performance in implementing the Company’s initial public offering. In addition, prior to the granting of those awards, none of these executives had significant holdings in the Company.

The restricted shares vest, and the restrictions will cease to apply, in four equal tranches, on the second, third, fourth and fifth anniversaries of the grant date. The first quarter of such restricted shares vested in January 2009. The Committee believes that this vesting schedule serves to motivate and retain the recipients, providing continuing benefits to the Company beyond those achieved in the year of grant.

The Company has no formal program, plan or practice to time option grants to its executives in coordination with the release of material non-public information.

Stock Ownership.  We have not yet developed a stock ownership policy, guidelines or requirements. The Committee is considering whether to adopt such a policy in the future for all or a select portion of our executive officers.

Employment Agreements

A description of the employment agreements of our current NEOs, Mr. Pelusi at HFF LP, Ms. Goodson and Mr. Conley at HFF, Inc., including a specific description of the components of each such executive officer’s compensation, is set forth below.

Other Compensation and Perquisite Benefits

In addition to the principal categories of compensation described above, the Company provides its NEOs with coverage under its broad-based health and welfare benefits plans, including medical, dental, vision, disability and life insurance. The Company also sponsors a 401(k) plan. The 401(k) plan is a tax-qualified retirement savings plan pursuant to which all employees, including the NEOs, are able to contribute to the 401(k) plan up to the limit prescribed by the Internal Revenue Code on a before-tax basis. Prior to April 1, 2009, the Company made a matching contribution of 50% of the first 6% of pay contributed by the employee, up to a maximum of $5,000, to the 401(k) plan. Annual salary subject to the Company match was capped at a maximum amount prescribed by the IRS in the particular year. Effective April 1, 2009, the Company suspended 401(k) matching for all participating employees, including the NEOs.

All contributions made by a participant vest immediately and matching contributions by the Company made prior to April 1, 2009 were fully vested after two years of service. These benefits are not tied to any individual or corporate performance objectives and are intended to be part of an overall competitive compensation program.

The NEOs are not generally entitled to benefits that are not otherwise available to all of our employees. In this regard it should be noted that the Company does not provide pension arrangements (other than the 401(k) Plan), post-retirement health coverage or similar benefits for its executives.

Tax and Accounting Implications

Deductibility of Certain Compensation

Section 162(m) of the Internal Revenue Code limits the deductions that may be claimed by a public company for compensation paid to certain individuals to $1,000,000 except to the extent that any excess compensation is “performance-based compensation.” In 2008, the NEOs’ base salary and bonuses were not considered performance-based under Section 162(m) and therefore all such compensation is subject to the $1,000,000 limit. The CEO’s commission payments are exempt from the 162(m) limits and Profit Participation Bonus Plan amounts earned by the CEO, and paid by the Operating Partnerships, are not subject to the Section 162(m) limits. The Committee intends to maintain flexibility to pay compensation that is not entirely deductible when the best interests of the Company make that advisable. In approving the amount and form of compensation for the NEOs, the Committee will continue to consider all elements of cost to the Company of providing such compensation, including the potential impact of Section 162(m).

The Committee considers the accounting impact in connection with equity compensation matters, however, these considerations do not significantly affect decisions on grants of equity compensation.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or “incorporated by reference” in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Compensation Committee of the Company has reviewed and discussed the above Compensation Discussion and Analysis with our management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

John Z. Kukral, Committee Chairman
Lenore M. Sullivan
George L. Miles, Jr.

OUR MISSION AND VISION STATEMENT

Our goal is to always put the client’s interest ahead of the Firm and any individual within the Firm.

We will continue to strategically grow to achieve our objective of becoming the best and most dominant “one-stop” commercial real estate and capital markets intermediary offering the following:

•	Investment Banking and Advisory Services;

•	Investment Sales Services;

•	Notes Sales and Note Sale Advisory Services;

•	Entity and Project Level Equity Services and Placements as well as all forms of Structured Finance Solutions;

•	All forms of Debt Solutions and Services; and

•	Commercial Loan Servicing (Primary and Sub-servicing).

We will hire and retain associates throughout the Firm who have the highest ethical standards with the best reputation in the industry. By doing this, we will preserve our culture of integrity, trust and respect in order to promote and encourage teamwork, thus guaranteeing our clients have the “best team on the field” for each transaction. Simply stated, without the best people, we cannot be the best firm.

To ensure that we achieve our goals and aspirations and provide outstanding results for our stockholders, we must maintain a flexible compensation and ownership package to appropriately recognize and reward our existing and future associates who profoundly contribute to our success through their value-added performance. The ability to reward extraordinary performance is essential in providing superior results for our clients while appropriately aligning our interests with our stockholders.

SUMMARY COMPENSATION TABLE

Prior to our initial public offering of Class A common stock, we operated our business with a relatively small number of executive officers. In October 2006, Gregory R. Conley joined us as our Chief Financial Officer. The following table sets forth the compensation earned during fiscal 2006, 2007 and 2008 by our named executive officers: John H. Pelusi, Jr., our Chief Executive Officer; Gregory R. Conley, our Chief Financial Officer; and Nancy O. Goodson, our Chief Operating Officer.

						Stock		All Other
			Salary	Bonus		Awards		Compensation		Total
Name and Principal Position	Year		($)	($)		($)		($)		($)

John H. Pelusi, Jr., Chief Executive Officer	2008		600,000	987,147	(1)	—	(2)(3)	70,642	(4)(5)	1,657,789
	2007		400,000	2,421,588	(1)	—		175,028	(5)	2,996,616
	2006		400,000	2,190,552	(1)	—		4,542,505	(6)	7,133,057
Gregory R. Conley, Chief Financial Officer	2008		250,000	129,026		60,000	(3)	6,587	(8)	445,613
	2007		215,000	130,500		55,000	(3)	8,486		408,986
	2006	(7)	44,792	25,000		—		1,194		70,986
Nancy O. Goodson, Chief Operating Officer	2008		206,000	100,000		60,000	(3)	5,828	(9)	371,728
	2007		200,000	100,000		55,000	(3)	7,870		362,870
	2006		165,000	200,000		—		17,858		382,858

(1)	Includes Mr. Pelusi’s bonus of $500,000 and commissions of $1,690,552 for the fiscal year ended December 31, 2006, a bonus of $725,000 and commissions of $1,696,588 for the fiscal year ended December 31, 2007, and a bonus of $500,000 and commissions of $487,147 for the fiscal year ended December 31, 2008. Fifty percent of Mr. Pelusi’s 2008 bonus consisted of cash, and the other fifty percent was paid in restricted stock units of the Company that were immediately vested at the grant date in January 2009. Such costs are included in the amount set forth in the table above, although the compensation costs related to the restricted stock units portion of Mr. Pelusi’s bonus are recognized for financial reporting purposes by the Company in 2009 in accordance with FASB Statement of Financial Accounting Standards No. 123 (revised 2004) (“FAS 123(R)”).

(2)	As noted in footnote 1 above, fifty percent of Mr. Pelusi’s 2008 bonus was paid in restricted stock units of the Company with a value of $250,000 that were immediately vested at the grant date. Such restricted stock units were granted in January 2009 and related compensation costs were recognized in 2009 in accordance with FAS 123(R).

(3)	All grants were made under the 2006 Omnibus Incentive Compensation Plan. See Note 3 “Stock Compensation” to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2008 for discussion regarding the valuation of our stock and option awards.

(4)	Includes $452 in life insurance premiums, $5,000 in a 401(k) match, $64,253 in profit participation and $660 in imputed income on parking expenses and $277 in a related gross-up for taxes paid by us in 2008.

(5)	Following the Reorganization Transactions, HFF, Inc. became a holding company. Through its wholly-owned subsidiary, HFF, Inc.’s sole assets are partnership units in the Operating Partnerships and all of the outstanding shares of Holliday GP. As the sole stockholder of Holliday GP, the sole general partner of the Operating Partnerships, HFF, Inc. operates and controls all of the business and affairs of the Operating Partnerships. HFF Holdings, through its wholly-owned subsidiary, and HFF, Inc., through its wholly-owned subsidiaries, are the only partners of the Operating Partnerships. The holders of partnership units in the

Operating Partnerships, including HFF Holdings and HFF, Inc., incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of the Operating Partnerships. The partnership agreements of the Operating Partnerships provide for cash distributions to the holders of partnership units of the Operating Partnerships if HFF, Inc. determines that the taxable income of the Operating Partnerships gives rise to taxable income for its partners. All other distributions from the Operating Partnerships are made at the discretion of HFF, Inc. All distributions are made pro rata in accordance with the ownership of the partners. As a result, distributions from the Operating Partnerships to HFF Holdings (and any resulting distributions from HFF Holdings to Mr. Pelusi) after 2006 are not considered compensation from the Company.

(6)	Includes participation in the cash distributions of HFF Holdings of Mr. Pelusi in the amount of $4,191,536. Prior to our initial public offering in January 2007, we operated as two limited liability companies (HFF Holdings and Holdings Sub) and two limited partnerships (HFF LP and HFF Securities). Members of HFF Holdings, including Mr. Pelusi, are also transaction professionals who all receive commissions. Depending on positions and areas of responsibilities, some members of HFF Holdings, including Mr. Pelusi, also receive a salary and, in some cases, profit participation and a bonus. All members of HFF Holdings also received compensation in the form of participation in the earnings of HFF Holdings prior to the Reorganization Transactions. The amounts presented reflect distributions made by such entities in respect of the fiscal year ended December 31, 2006, including distributions to Mr. Pelusi in 2007 in respect of the prior fiscal year and excluding distributions made to him in 2006 in respect of the prior fiscal year.

(7)	Mr. Conley joined the Company in October 2006.

(8)	This amount includes $295 in life insurance premiums, $5,000 in a 401(k) match, $660 of imputed income on parking expenses and $277 in a related gross-up for taxes, and $250 in gift cards and $105 in a related gross-up for taxes paid for by us in 2008.

(9)	This amount includes $457 in life insurance premiums, $5,000 in a 401(k) match and $250 in gift cards and $121 in a related gross-up for taxes paid for by us in 2008.

Employment Agreements

John H. Pelusi, Jr.

HFF LP has entered into an amended and restated employment agreement with Mr. Pelusi in respect of Mr. Pelusi’s capacity as a transaction professional on terms and conditions substantially identical to the employment agreements between HFF LP and our other transaction professionals who were members of HFF Holdings. We believe that the compensation paid by HFF LP to these transaction professionals, including Mr. Pelusi, relates to such transaction professionals’ services to HFF LP and not to any executive services to HFF, Inc. Consequently, our Compensation Committee may not take into account the compensation HFF LP pays to those transaction professionals, including Mr. Pelusi, when determining our executive compensation policies, programs or awards for those individuals. This employment agreement provides for salary, bonuses, commission sharing, draws against commissions, bonuses and other income allocations as established from time to time by Holliday GP at the direction of our Board of Directors after consideration of the recommendation and advice of the operating committee and managing member of HoldCo LLC. Mr. Pelusi is provided with the welfare benefits and other fringe benefits to the same extent as those benefits are provided to our other similarly situated employees.

The Company has not entered into an employment agreement with Mr. Pelusi in respect of his service as the Company’s Chief Executive Officer.

Gregory R. Conley and Nancy O. Goodson

We have employment agreements with each of Gregory R. Conley and Nancy O. Goodson. The terms of these employment agreements were determined in consultation with Mercer Human Resource Consulting and were also reviewed with the independent members of the Board of Directors following our initial public offering. Pursuant to the terms of these respective employment agreements with HFF, Inc., Mr. Conley serves as our Chief Financial Officer and Ms. Goodson serves as our Chief Operating Officer, in each case until such executive’s employment is terminated by us or Mr. Conley or Ms. Goodson, as the case may be.

The compensation package of each of Mr. Conley and Ms. Goodson is comprised of the following elements:

•	Base Salary. Each employment agreement establishes a base salary for the first year of the agreement. The Compensation Committee, in consultation with our chief executive officer, will review an executive officer’s base salary annually to ensure that the proper amount of compensation is being paid to such executive officer commensurate with his or her services performed for us. The Compensation Committee may increase, but not decrease, such base salary in its sole discretion.

•	Annual Cash Bonus. Mr. Conley and Ms. Goodson are each eligible to receive an annual cash bonus, in an amount up to 50% of his or her base salary, based upon the applicable executive officer’s achievement of certain pre-determined financial or strategic performance goals established by the Company from time to time.

•	Long-Term Incentive Compensation. On the effective date of the employment agreement of Mr. Conley and Ms. Goodson, subject to the terms and conditions of the HFF, Inc. 2006 Omnibus Incentive Compensation Plan and the applicable award agreement with such executive officer under such plan, each executive officer received a grant of restricted Class A common stock with an aggregate fair market value on the date of grant of $300,006. This restricted stock grant vests in four equal annual installments beginning in January 2009.

•	Other Benefits. Mr. Conley and Ms. Goodson have welfare benefits and other fringe benefits to the same extent as those benefits are provided to our other similarly situated employees.

Non-Competition, Non-Disclosure, Non-Solicitation and Other Restrictive Covenants

Pursuant to the employment agreements described above, we have entered into non-competition, non-disclosure, non-solicitation and other restrictive covenants with Mr. Pelusi and non-disclosure and other restrictive covenants with Mr. Conley and Ms. Goodson. The following are descriptions of the material terms of each covenant.

The non-competition, non-disclosure, non-solicitation and other restrictive covenants provide as follows:

Non-Competition.  For a period of time until the earlier of (i) five years after the initial effective date of the employment agreement (March 29, 2006), and (ii) the second anniversary of the termination date of Mr. Pelusi’s employment, Mr. Pelusi may not, directly or indirectly, own, operate, manage, participate in, invest in, render services for or otherwise assist any entity that engages in any competitive business that we or our affiliates are in or are actively considering conducting during a six month period preceding the termination date of Mr. Pelusi’s employment. Mr. Pelusi is also prohibited by the terms of the non-competition covenant from directly or indirectly engaging in any activity that requires or would inevitably require the disclosure of confidential information of us or our affiliates. This non-competition covenant does not apply if Mr. Pelusi is terminated by us without “cause” (as defined in the employment agreement).

Non-Disclosure.  Each of Mr. Pelusi, Mr. Conley and Ms. Goodson is required, whether during or after his or her employment, to hold all “confidential information” in trust for us and is prohibited from using or disclosing such confidential information except as necessary in the regular course of our business or that of our affiliates.

Non-Solicitation.  For a period of time until the earlier of (i) five years after the initial effective date of the employment agreement (March 29, 2006), and (ii) the second anniversary of the termination date of the Mr. Pelusi’s employment, Mr. Pelusi may not, directly or indirectly, solicit the business of or perform duties for any client or prospective client of ours in respect of any service similar to a service performed by us or our affiliates. “Prospective client” means any person with which we or our affiliates were in active business discussions at any time within six months prior to the termination date of the Mr. Pelusi’s employment. Mr. Pelusi is also prohibited from influencing or encouraging any of our clients or prospective clients from ceasing to do business with us during this same time period. This non-solicitation covenant does not apply if Mr. Pelusi is terminated by us without “cause” (as defined in the employment agreement).

Pursuant to the employment agreement, Mr. Pelusi also may not, directly or indirectly, knowingly solicit or encourage any of our employees or consultants to leave their employment with us, or hire any such employee or consultant until the earlier of (i) five years after the initial effective date of the employment agreement, and (ii) the second anniversary of the termination date of Mr. Pelusi’s employment.

Non-Disparagement.  Each of Mr. Pelusi, Mr. Conley and Ms. Goodson may not, except as legally compelled, make any statement to third parties that would have a material adverse impact on the business or business reputation of, as the case may be, Mr. Pelusi, Mr. Conley and Ms. Goodson or any of us or our affiliates.

Specific Performance.  In the case of any breach of the employment agreement, including the non-competition, non-disclosure, non-solicitation and other restrictive covenants thereof, Mr. Pelusi, Mr. Conley, Ms. Goodson will each agree that, in addition to any other right we may have at law, equity or under any agreement, we will be entitled to immediate injunctive relief and may obtain a temporary or permanent injunction or other restraining order.

Potential Payments Upon Termination

Mr. Conley’s and Ms. Goodson’s respective employment agreements contain provisions providing for payments by us following the termination of his or her employment by us without cause or by such executive for good reason. Under the respective employment agreements, if Mr. Conley or Ms. Goodson’s employment is terminated by us without cause or by such executive with good reason, he or she, as the case may be, will be entitled to receive his or her base salary through the date of termination and for a subsequent period of twelve months, the benefits provided under our employee benefit plans and programs, continuation of medical benefits for twelve months after the date of termination, vesting of 50% of his or her unvested restricted stock units or stock options, if any, and 90 days to exercise any vested stock options, if any. In addition, any restricted stock units or stock options granted will become 100% vested if his or her position is eliminated or compensation is reduced following a change in control. “Cause” is defined under the respective employment agreements as (i) gross misconduct or gross negligence in the performance of one’s duties as our employee, (ii) conviction or pleading nolo contendre to a felony or a crime involving moral turpitude, (iii) significant nonperformance of an executive’s duties as our employee, (iv) material violation of our established policies and procedures, or (v) material violation of the respective employment agreement. “Good reason” is defined under the respective employment agreements as (i) a significant reduction of duties or authority, (ii) a reduction in base salary without the executive’s consent, (iii) a reduction in the executive’s bonus opportunity, (iv) a significant change in the location of the executive’s principal place of employment and (v) material violation of the respective employment agreements.

If the employment of Mr. Conley or Ms. Goodson, as the case may be, is terminated for any reason other than by us without cause or by such executive for good reason (including by us with cause, by such executive without good reason, or due to death or disability), such executive will only be entitled to all earned, unpaid base salary and the benefits provided under our employee benefit plans and programs. Mr. Conley or Ms. Goodson, as the case may be, will be permitted to exercise vested stock options for a period of 30 days following termination due to a voluntary resignation and for a period of one year following a termination due to death or disability. For a termination due to cause, Mr. Conley or Ms. Goodson, as the case may be, will not be permitted to exercise any of their stock options following termination.

Unvested restricted stock units and stock options will be forfeited upon a termination for any reason.

Mr. Pelusi’s employment agreement does not provide for any potential severance payments by us upon the termination of his employment.

	Continuation of	Continuation of
	Base Salary	Medical Benefits

Gregory R. Conley
Without cause or with good reason	$250,000	$19,419
Nancy O. Goodson
Without cause or with good reason	$206,000	$21,268

GRANTS OF PLAN BASED AWARDS

No stock and cash awards were granted during the fiscal year ended December 31, 2008 to the persons named in the table under “Summary Compensation Table” pursuant to our 2006 Omnibus Incentive Compensation Plan or any other plan. As noted in the footnotes to the table under “Summary Compensation Table,” fifty percent of Mr. Pelusi’s 2008 bonus was paid in restricted stock units of the Company with a value of $250,000 that were immediately vested at the grant date. Such restricted stock units were granted in January 2009 and the related compensation costs are recognized for financial reporting purposes by the Company in 2009 in accordance with FAS 123(R).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning unexercised stock options and unvested stock awards or equity incentive plan awards held as of December 31, 2008 by the persons named in the table under “Summary Compensation Table.”

Stock Awards
Market
Value of
	Number of		Shares or
	Shares or Units		Units of
	of Stock That		Stock That
	Have Not		Have Not
	Vested		Vested
Name	(#)		($)

Gregory R. Conley	16,667	(1)	40,834	(2)
Nancy O. Goodson	16,667	(1)	40,834	(2)

(1)	Reflects grants of 16,667 restricted stock units to Mr. Conley and 16,667 restricted stock units to Ms. Goodson, 25% of which restricted stock units began vesting at January 30, 2009, made in connection with our initial public offering.

(2)	These amounts represent the fair value of the restricted stock unit awards valued in accordance with the guidelines in SFAS No. 123(R), Share Based Payment, or FAS 123(R). For further details about the valuations of restricted stock and the related performance shares, refer to Note 3, “Stock Compensation” to the Company’s consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

DIRECTOR COMPENSATION

The following table provides compensation information for the fiscal year ended December 31, 2008 for each member of our Board of Directors other than Messrs. Pelusi, Gibson, Thornton, and Fowler, who are our employee directors and do not receive any compensation for their service as directors. Compensation information for Mr. Pelusi, who is also an executive officer of the Company, is described beginning on page 11 under “Executive Compensation — Compensation Discussion and Analysis”. For stock and option awards, the dollar amounts set forth in the table below reflect the dollar amounts recognized by us for financial statement reporting purposes with respect to the fiscal year ended December 31, 2008 in accordance with FAS 123(R). For further information regarding our director compensation policy, see “Corporate Governance — Director Compensation” in this Proxy Statement.

				Change in
				Pension
	Fees			Value and
	Earned or		Option	Nonqualified
	Paid in	Stock	Awards	Deferred	All Other
	Cash(1)	Awards(2)	(3)(4)(5)(6)	Compensation	Compensation	Total
Name	($)	($)	($)	Earnings	($)	($)

John Z. Kukral	$55,000	$40,005	$17,172	$—	$—	$112,177
Deborah H. McAneny	55,000	40,005	17,172	—	—	112,177
George L. Miles, Jr.	60,000	40,005	18,701	—	—	118,706
Lenore M. Sullivan	50,000	40,005	13,836	—	—	103,841
McHenry T. Tichenor, Jr.	50,000	40,005	13,836	—	—	103,841

(1)	Includes the base annual retainer of $50,000 and an additional retainer for chairing a committee of the Board of Directors.

(2)	Each of Ms. McAneny, Ms. Sullivan and Messrs. Kukral, Miles and Tichenor was awarded 7,620 restricted shares of our Class A common stock pursuant to our director compensation policy, valued at the fair market value of our common stock ($5.25) on the award date of July 30, 2008, for a total value of $40,005. As of December 31, 2008, all of these restricted shares are fully vested.

(3)	Each of Ms. McAneny, Ms. Sullivan and Messrs. Kukral, Miles and Tichenor was awarded a grant of an option to purchase 4,167 shares of our Class A common stock pursuant to our director compensation policy, valued at the per share value ($9.96) on the award date on January 30, 2007.

(4)	Each of Ms. McAneny and Messrs. Kukral was awarded a grant of an option to purchase 1,171 shares of our Class A common stock pursuant to our director compensation policy and in connection with their re-election to the Board of Directors as the Company’s 2007 annual meeting of stockholders, valued at the per share value ($8.54) on the award date on June 5, 2007.

(5)	Mr. Miles was awarded a grant of an option to purchase 4,867 shares of our Class A common stock pursuant to our director compensation policy and in connection with his re-election to the Board of Directors at the Company’s 2008 annual meeting of stockholders, valued at the per share fair value ($4.11) on the award date of May 29, 2008.

(6)	At December 31, 2008, each of Ms. Sullivan and Mr. Tichenor held unexercised options to purchase an aggregate 4,167 shares of our Class A common stock, Ms. McAneny and Mr. Kukral each held unexercised options to purchase an aggregate 5,338 shares of our Class A common stock and Mr. Miles held unexercised options to purchase an aggregate 9,034 shares of our Class A common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND DIRECTORS AND OFFICERS

The following table sets forth information regarding the beneficial ownership of our Class A common stock and Class B common stock, and of partnership units in the Operating Partnerships, by (1) each person known to us to beneficially own more than 5% of our voting securities, (2) each of our directors, (3) each of our named executive officers and (4) all directors and executive officers as a group. Unless otherwise specified, the information is as of April 17, 2009 and all shares are directly held.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.

	Class A		Partnership Units in Each		Class B
	Common Stock		of the Operating Partnerships(2)		Common Stock(3)		Cumulative
Beneficial Owner(1)	Number	Percentage(4)	Number	Percentage	Number	Percentage	Voting Power(4)

HFF Holdings LLC(5)	—	—	20,355,000	55.2%	1	100%	55.2%
John P. Fowler(5)	44,050	*	—	—	—	—	*
Mark D. Gibson(5)(6)	—	—	—	—	—	—	—
John Z. Kukral(7)	15,180	*	—	—	—	—	*
Deborah H. McAneny(7)	15,180	*	—	—	—	—	*
George L. Miles, Jr.(7)	20,776	*	—	—	—	—	*
John H. Pelusi, Jr.(5)	136,413	*	—	—	—	—	*
Lenore M. Sullivan(7)	14,009	*	—	—	—	—	*
Joe B. Thornton, Jr.(5)	—	—	—	—	—	—	—
McHenry T. Tichenor, Jr.(7)(8)	14,009	*	—	—	—	—	*
Gregory R. Conley(9)	18,175	*	—	—	—	—	*
Nancy O. Goodson(9)	16,806	*	—	—	—	—	*
Directors and executive officers as a group(7)(9)	294,598	1.8%	—	—	—	—	*
J. P. Morgan Investment Management Inc. and its affiliates(New York)(10)	2,364,390	14.3%	—	—	—	—	6.4%
High Rise Capital Management, L.P. and its affiliates(11)	1,579,925	9.6%	—	—	—	—	4.3%
Wellington Management Company, LLP(12)	1,403,581	8.5%	—	—	—	—	3.8%
Hayman Advisors, L.P. and its affiliates(13)	1,226,324	7.4%	—	—	—	—	3.3%
WS Capital, L.L.C. and its affiliates(14)	1,111,100	6.7%	—	—	—	—	3.0%
Chartwell Investment Partners L.P. and its affiliates(15)	1,057,079	6.4%	—	—	—	—	2.9%
Times Square Capital Management, LLC(16)	965,000	5.8%	—	—	—	—	2.6%
J. Caird Investors (Bermuda) L.P. and its affiliate(17)	866,000	5.2%	—	—	—	—	2.3%

*	Less than 1%.

(1)	The address of each beneficial owner in the table above (unless otherwise indicated) is: c/o HFF, Inc., One Oxford Centre, 301 Grant Street, Suite 600, Pittsburgh, PA 15219.

(2)	The partnership units of the Operating Partnerships are exchangeable for shares of Class A common stock of HFF, Inc. on the basis of two partnership units, one of each Operating Partnership, for one share of Class A common stock, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Pursuant to contractual provisions in the HFF Holdings operating agreement, HFF Holdings’ right to exchange its partnership units in the Operating Partnerships for shares of our Class A common stock is exercisable on the second, third, fourth and fifth anniversaries of our initial public offering as described in our amended and restated certificate of incorporation. Beneficial ownership of partnership units in the Operating Partnerships reflected in this table has not also been reflected as beneficial ownership of the shares of the Class A common stock of HFF, Inc. for which such units may be exchanged.

(3)	Holders of our Class B common stock (other than HFF, Inc. or any of its subsidiaries) will be entitled to a number of votes that is equal to the total number of shares of Class A common stock for which the partnership units that HFF Holdings holds in the Operating Partnerships are exchangeable.

(4)	Percentages are derived based upon 16,526,208 shares of Class A common stock outstanding as of April 17, 2009.

(5)	The voting right and investment power of HFF Holdings as the holder of Class A common stock and/or Class B common stock is exercised by HFF Holdings’ managing member, currently John H. Pelusi, Jr., upon the approval of 65% or more of the interests held by the members of HFF Holdings, of which there are presently approximately 40. No individual holds interests sufficient to approve or block approval of any vote. On investment and voting matters with respect to the Class A common stock or Class B common stock that may be held by HFF Holdings, the managing member and operating committee of HFF Holdings act upon the approval of the members described above.

Messrs. Fowler, Gibson, Thornton and Pelusi are each a member of HFF Holdings and currently serve on its operating committee. Each member of HFF Holdings holds an ownership interest in HFF Holdings which in turn holds partnership units of the Operating Partnerships.

(6)	Mr. Gibson is resigning as a director, effective as of the Annual Meeting.

(7)	Includes grants on February 2, 2007 of approximately 4,167 options to purchase shares of our Class A common stock, which vest annually over three years, and a grant of approximately 2,222 restricted stock units, which are fully vested, and grants on July 30, 2008 of approximately 7,620 restricted stock units, which vest annually over three years, that were made to each of our non-employee directors. Also includes grants to each of Ms. McAneny and Mr. Kukral of an option to purchase 1,171 shares of our Class A common stock and to Mr. Miles of an option to purchase 4,867 shares of our Class A common stock pursuant to our director compensation policy and in connection with, in the case of Ms. McAneny and Mr. Kukral, their re-election to the Board of Directors at the Company’s 2007 annual meeting of stockholders on June 5, 2007 and, in the case of Mr. Miles, his re-election to the Board of Directors at the Company’s 2008 annual meeting of stockholders on May 29, 2008.

(8)	Mr. Tichenor is not standing for re-election as a director.

(9)	Includes grants of 16,667 restricted stock units to Mr. Conley and 16,667 restricted stock units to Ms. Goodson, 25% of which restricted stock units began vesting annually at January 30, 2009.

(10)	Based upon an amended Schedule 13G filed with the Securities and Exchange Commission on January 22, 2009 by JPMorgan Chase & Co. and its wholly owned subsidiary, J.P. Morgan Investment Management Inc. The address of each reporting person is 270 Park Ave., New York, NY 10017.

(11)	Based upon an amended Schedule 13G filed with the Securities and Exchange Commission on February 13, 2009 by Cedar Bridge Realty Fund, L.P. (“CBR”), Cedar Bridge Institutional Fund, L.P. (“CBI” and together with CBR, the “Cedar Bridge Partnerships”), High Rise Capital Advisors, L.L.C. (the “General Partner”), Bridge Realty Advisors, LLC (the “CB General Partner”), David O’Connor and F. Charles Fitzgerald. The CB General Partner serves as the general partner to the Cedar Bridge Partnerships. The General Partner serves as managing member of the CB General Partner. Mr. O’Connor and Mr. Fitzgerald serve as the managing member of the General Partner. The address of the business office of each reporting person is 535 Madison Avenue, New York, NY 10022.

(12)	Based upon a Form 13G filed with the Securities and Exchange Commission on February 17, 2009 by Wellington Management Company, LLP. The address of Wellington Management Company, LLP is 75 State Street, Boston, MA 02109.

(13)	Based upon a Schedule 13G filed with the Securities and Exchange Commission on February 5, 2009, by and on behalf of each of Hayman Advisers, L.P. (“Hayman Advisors”), Hayman Investments, L.L.C. (“Hayman Investments”) and J. Kyle Bass. Hayman Advisors acts as an investment adviser to, and manages investment and trading accounts of, Hayman Capital Master Fund, L.P. Hayman Investments is the general partner of Hayman Advisors. Mr. Bass is the managing member of Hayman Investments. The address of the principal business office of each reporting person is 2101 Cedar Springs Road, Suite 1400, Dallas, Texas 75201.

(14)	Based upon an amended Schedule 13G filed with the Securities and Exchange Commission on February 17, 2009 by WS Capital, L.L.C. (“WS Capital”), WS Capital Management, L.P. (“WSC Management”), WSV Management, L.L.C. (“WSV”), WS Ventures Management, L.P. (“WSVM”), Reid S. Walker, G. Stacy Smith and Patrick P. Walker. As of December 31, 2007, Walker Smith Capital, L.P. (“WSC”), Walker Smith Capital (Q.P.), L.P. (“WSCQP”), Walker Smith International Fund, Ltd. (“WS International”) and HHMI Investments, L.P. (“HHMI” and collectively with WSC, WSCQP and WS International, the “WS Funds”) owned in the aggregate 1,111,100 shares of Class A common stock. WSC Management is the general partner of WSC and WSCQP, the agent and attorney-in-fact for WS International, and the investment manager for HHMI. WS Capital is the general partner of WSC Management. Reid S. Walker and G. Stacy Smith are members of WS Capital. In addition, as of December 31, 2007, WS Opportunity Fund, L.P. (“WSO”), WS Opportunity Fund (Q.P.), L.P. (“WSOQP” and collectively with WSO, the “WSO Funds”) owned in the aggregate 336,400 shares of Class A common stock. WSVM is the general partner of the WSO Funds. WSV is the general partner of WSVM. Reid S. Walker, G. Stacy Smith and Patrick P. Walker are members of WSV. The address of the principal business office of each reporting person is 300 Crescent Court, Suite 1111, Dallas, Texas 75201.

(15)	Based upon a Form 13F filed with the Securities and Exchange Commission on February 5, 2009, as amended February 12, 2009 by Chartwell Investment Partners. The address of Chartwell Investment Partners is 1235 Westlakes Drive, Suite 400, Berwyn, PA 19312.

(16)	Based upon a Form 13G filed with the Securities and Exchange Commission on February 11, 2009 by TimesSquare Capital Management, LLC. The address of TimesSquare Capital Management, LLC is 1177 Avenue of the Americas, 39th Floor, New York, NY 10036.

(17)	Based upon a Form 13G filed with the Securities and Exchange Commission on March 9, 2009 by J. Caird Investors (Bermuda) L.P. and Wellington Global Holdings, Ltd., the investment general partner of J. Caird Investors (Bermuda) L.P. The address of each reporting person is c/o Wellington Management Company, LLP, 75 State Street, Boston, MA 02109.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The agreements described below were each filed as exhibits to the registration statement on Form S-1 filed in connection with our initial public offering, and the following descriptions of each of these agreements are qualified by reference thereto.

Reorganization Transactions

Upon the consummation of our initial public offering, pursuant to a sale and merger agreement, HFF, Inc. contributed the net proceeds raised in the offering to HoldCo LLC, its wholly-owned subsidiary. In consideration for the net proceeds from the offering and one share of Class B common stock, HFF Holdings sold all of the shares of Holliday GP, which is the sole general partner of each of the Operating Partnerships, and approximately 45% of the partnership units in each of the Operating Partnerships (including partnership units in the Operating Partnerships held by Holliday GP), to HoldCo LLC. HFF Holdings used approximately $56.3 million of the sale proceeds to repay all outstanding borrowings under HFF LP’s credit agreement. Accordingly, we did not retain any of the proceeds from the offering. In addition to cash, HFF Holdings also received an exchange right that permits HFF Holdings to exchange interests in the Operating Partnerships for shares of our Class A common stock (the “Exchange Right”) and rights under a tax receivable agreement between HFF, Inc. and HFF Holdings.

Tax Receivable Agreement

As described above, partnership units in HFF LP and HFF Securities held by Holdings Sub, HFF Holdings’ wholly-owned subsidiary, were sold to HoldCo LLC, our wholly-owned subsidiary, for cash raised in the initial public offering. In the future, partnership units in HFF LP and HFF Securities held by HFF Holdings through Holdings Sub may be exchanged by HFF Holdings for shares of our Class A common stock on the basis of two partnership units, one of each Operating Partnership, for one share of Class A common stock, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. HFF LP and HFF Securities made an election under Section 754 of the Internal Revenue Code effective for the taxable year in which the initial sale of partnership units occurred and intends to keep that election in effect for each taxable year in which an exchange of partnership units for shares occurs. The initial sale produced (and later exchanges may produce) increases to the tax basis of the assets owned by HFF LP and HFF Securities at the time of the initial public offering (and at the time of each exchange of partnership units). These anticipated increases in tax basis would be allocated to us and would likely reduce the amount of tax that we would otherwise be required to pay in the future.

Upon the consummation of our initial public offering, we entered into a tax receivable agreement with HFF Holdings that provides for the payment by us to HFF Holdings of 85% of the amount of the cash savings, if any, in U.S. federal, state and local income tax that we actually realize as a result of these increases in tax basis and as a result of certain other tax benefits arising from our entering into the tax receivable agreement and making payments under that agreement. We will retain the remaining 15% of cash savings, if any, in income tax that we realize. For purposes of the tax receivable agreement, cash savings in income tax will be computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no increase to the tax basis of the assets of HFF LP and HFF Securities allocable to us as a result of the initial sale and later exchanges and had we not entered into the tax receivable agreement. The term of the tax receivable agreement commenced upon consummation of our initial public offering and continues until all such tax benefits have been utilized or have expired.

Although we are not aware of any issue that would cause the IRS to challenge the tax basis increases or other tax benefits arising under the tax receivable agreement, HFF Holdings will not reimburse us for any payments previously made if such basis increases or other benefits were later not allowed. As a result, in such circumstances we could make payments to HFF Holdings under the tax receivable agreement in excess of our actual cash tax savings. While the actual amount and timing of any payments under this agreement will vary depending upon a number of factors, including the timing of exchanges, the extent to which such exchanges result in taxable gain and the amount, character and timing of our income, we expect that during the term of the tax receivable agreement the payments that we may make to HFF Holdings could be substantial. Assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize the full tax benefit of the increased amortization of our assets, we expect that future payments to HFF Holdings in respect of the initial sale to aggregate $108.3 million as reflected on the Company’s Consolidated Balance Sheet as of December 31, 2008. In conjunction with the filing of the Company’s 2007 federal and state tax returns, the benefit for 2007 relating to the Section 754 basis step-up was finalized resulting in $6.2 million in tax benefits in 2007. As previously discussed, the Company is obligated to remit to HFF Holdings 85% of any such cash savings in federal and state tax. As such, during August 2008, the Company paid $5.3 million to HFF Holdings under this tax receivable agreement. In addition, during the year ended December 31, 2008, the tax rates used to measure the deferred tax assets were updated which resulted in a reduction of deferred tax assets of $4.6 million, which resulted in a reduction in the payable under the tax receivable agreement of $3.9 million. Future payments to HFF Holdings in respect of subsequent exchanges would be in addition to these amounts and are expected to be substantial.

Registration Rights Agreement

We entered into a registration rights agreement with HFF Holdings pursuant to which we are required to register under the Securities Act of 1933, as amended, under certain circumstances and subject to certain restrictions, shares of our Class A common stock (and other securities convertible into or exchangeable or exercisable for shares of our Class A common stock) held or acquired by HFF Holdings, its affiliates and certain of its transferees. Such securities registered under any registration statement will be available for sale in the open market unless restrictions apply.

Operating Partnership Agreements

HFF, Inc., through HFF LP and HFF Securities, operates our business. Below are brief summaries of the HFF LP and HFF Securities partnership agreements.

HFF LP Partnership Agreement

Purpose

The partnership agreement provides that HFF LP’s purpose is to engage in any lawful act or activity for which limited partnerships may be formed under the Texas Revised Limited Partnership Act.

Management and Control

The partnership agreement further provides that Holliday GP, as general partner, manages and controls the business and affairs of HFF LP. As noted above, the shares of Holliday GP are wholly-owned by HoldCo LLC, a wholly-owned subsidiary of HFF, Inc.

In exercising such control, Holliday GP acts at the direction of the managing member of HoldCo LLC, who is appointed by the Board of Directors of HFF, Inc. Holliday GP also consults with and considers the non-binding recommendations of the operating committee of HoldCo LLC, which is appointed by certain senior officers of the Operating Partnerships (and is comprised of 10 employees of the Operating Partnerships (or either of them)). Additionally, a managing member and operating committee has been established in HFF LP. The managing member of HFF LP is selected in the same manner as the HoldCo LLC operating committee, and the HFF LP operating committee is identical to the HoldCo LLC operating committee. In performing its duties as general partner of HFF LP, Holliday GP consults with and considers the non-binding recommendations of the HFF LP managing member and HFF LP operating committee. Additionally, such senior officers, HFF LP managing member and HFF LP operating committee participate in the preparation of the annual budget for submission to Holliday GP as a non-binding recommendation. Holliday GP delegates certain control over HFF LP to certain officers of HFF LP.

Units; Percentage Interests

Each partner in HFF LP holds units representing interests in HFF LP, and the percentage interest of each partner will be determined based on the ratio of the number of units held by such partner to the number of outstanding units in the partnership. The units held by each partner are as set forth below:

Name	Units	Percentage Interest

Holliday GP	368,000	1%
HoldCo LLC	16,077,000	44%
Holdings Sub	20,355,000	55%

In the event a share of Class A common stock is redeemed, repurchased, acquired, cancelled or terminated by HFF, Inc., one unit of HFF LP registered in the name of HoldCo LLC (or in the event HoldCo LLC no longer holds units, Holliday GP) will automatically be cancelled for no consideration. Similarly, in the event HFF, Inc. issues a share of Class A common stock (other than in connection with the initial public offering), the net proceeds received by HFF, Inc. with respect to such share will be concurrently transferred to HoldCo LLC for transfer to HFF LP and HFF Securities in such manner as Holliday GP shall determine, each of which will in return issue to HoldCo LLC one unit in such Operating Partnership.

In the event any member of HFF Holdings forfeits a membership interest in HFF Holdings in accordance with the HFF Holdings operating agreement (i.e., as the result of being removed for cause under the HFF Holdings operating agreement or competing or soliciting in violation of the HFF Holdings operating agreement), the HFF LP partnership agreement provides that Holdings Sub will simultaneously forfeit a portion of the units it then holds in HFF LP (equal to such forfeiting member’s indirect ownership interest in HFF LP, other than the membership interests that were permitted to be sold by such member prior to that time).

Distributions; Tax Distributions

Holliday GP has the right to determine when distributions will be made to the partners of HFF LP and the amount of any such distribution. All distributions shall be made to the partners pro rata in accordance with their respective percentage ownership interests in HFF LP.

The holders of the partnership units in HFF LP, including HoldCo LLC and Holliday GP, will incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of HFF LP. Net profits and net losses of HFF LP will generally be allocated to the partners pro rata in accordance with their respective percentage interests (as determined in accordance with the HFF LP partnership agreement). The partnership agreement provides for cash distributions to the partners of HFF LP if Holliday GP determines that the taxable income of HFF LP will give rise to taxable income for its partners (or their constituent members). Generally these tax distributions will be computed based on our estimate of the net taxable income of HFF LP allocable to each partner multiplied by an assumed rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate for the applicable year prescribed for an individual or corporate resident in New York, New York assuming such taxpayer: (a) had no itemized deductions or tax credits, (b) was not subject to the alternative minimum tax, the self employment tax or other U.S. federal (or comparable state or local) income taxes not imposed under sections 1 or 11 of the Internal Revenue Code, and (c) was subject to income tax only in the jurisdictions where the taxpayer resides or is commercially domiciled. The assumed tax rate will be the same for all partners of HFF LP. In connection with the aforementioned partnership agreement provision, HFF LP made cash distributions in 2008 to Holdings Sub, a wholly-owned subsidiary of HFF Holdings, in an aggregate amount of $68,097.

Transfers

The partnership agreement requires that each limited partner obtain Holliday GP’s consent to any sale, assignment, pledge, transfer, distribution or other disposition of any unit. Holliday GP may grant or withhold such consent in its sole discretion, provided that the partnership agreement permits certain transfers including (a) transfers contemplated under and in accordance with the Exchange Right (as defined in the HFF LP partnership agreement), (b) transfers by the members in HFF Holdings of their interests (i) by devise or descent or by operation of law upon the death or disability of a member of HFF Holdings and (ii) to (x) immediate family members or trusts established for the benefit of such family members for estate planning purposes, (y) a charity for gratuitous purposes, or (z) as otherwise expressly permitted under the HFF Holdings operating agreement, and (c) transfers of shares of Class A common stock and Class B common stock of HFF, Inc.

Dissolution

HFF LP may be dissolved only upon the occurrence of the voluntary agreement of all partners, any act constituting dissolution under applicable law or certain other events specified in the partnership agreement. Upon dissolution, HFF LP will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including to the extent permitted by law, creditors who are partners) in satisfaction of the liabilities of the Partnership, (b) second, to the setting up of any reserves which Holliday GP may determine to be reasonably necessary for any contingent liability of HFF LP and (c) third, to the partners in proportion to their respective percentage interests.

HFF Securities Partnership Agreement

Purpose

The partnership agreement provides that HFF Securities’ purpose is to act as a registered broker-dealer in connection with its efforts, on behalf of its clients, to (a) raise equity capital for discretionary, commingled real estate funds marketed to institutional investors, (b) raise equity capital for real estate projects, (c) raise equity capital from institutional investors to fund future real estate acquisitions, recapitalizations, developments, debt investments and other real estate-related strategies, and (d) execute private placements of securities in real estate companies. In addition, the partnership agreement provides that HFF Securities will provide advisory services on various project or entity-level strategic assignments such as mergers and acquisitions, sales and divestitures, recapitalizations and restructurings, privatizations, management buyouts, and arranging joint ventures for specific real estate strategies; and will be entitled to engage in any and all purposes and activities that are ancillary thereto as permitted under the Delaware Revised Uniform Limited Partnership Act, Delaware Code Annotated.

Management and Control

The partnership agreement of HFF Securities provides that Holliday GP, as general partner, manages and controls the business and affairs of HFF Securities. Holliday GP will exercise such management and control in accordance with applicable securities laws. As noted above, the shares of Holliday GP are wholly-owned by HoldCo LLC, which is a wholly-owned subsidiary of HFF, Inc.

Holliday GP delegates certain control over HFF Securities to certain officers of HFF Securities, including, without limitation, one or more executive managing directors, senior managing directors, directors, supervisory principals and registered representatives.

Each supervisory principal is required to qualify with the NASD Series 7 and 24 examinations. The executive managing directors and supervisory principals are responsible for, among other things, preparing HFF Securities’ annual budget and business plan, which after approval by the senior officers of the Operating Partnerships and the HoldCo LLC operating committee will be submitted to the General Partner as a non-binding recommendation.

Units; Percentage Interests

Each partner in HFF Securities holds units representing interests in HFF Securities, and the percentage interest of each partner will be determined based on the ratio of the number of units held by such partner to the number of outstanding units in the partnership. The units and associated percentage interests held by each of the partners are as set forth below:

Name	Units	Percentage Interest

Holliday GP	368,000	1%
HoldCo LLC	16,077,000	44%
Holdings Sub	20,355,000	55%

In the event a share of Class A common stock is redeemed, repurchased, acquired, cancelled or terminated by HFF, Inc., one unit of HFF Securities registered in the name of HoldCo LLC (or in the event HoldCo LLC no longer holds units, Holliday GP) will automatically be cancelled for no consideration. Similarly, in the event HFF, Inc. issues a share of Class A common stock (other than in connection with the initial public offering), the net proceeds received by HFF, Inc. with respect to such share will be concurrently transferred to HoldCo LLC for transfer to HFF Securities and HFF LP in such manner as Holliday GP shall determine, each of which will in return issue to HoldCo LLC one unit in such Operating Partnership.

In the event any member of HFF Holdings forfeits a membership interest in HFF Holdings in accordance with the HFF Holdings operating agreement (i.e., as the result of being removed for cause under the HFF Holdings operating agreement or competing or soliciting in violation of the HFF Holdings operating agreement), the partnership agreement provides that Holdings Sub will simultaneously forfeit a portion of the units it then holds in HFF Securities (equal to such forfeiting member’s indirect ownership interest in HFF Securities, other than the membership interests that were permitted to be sold by such member prior to that time).

Distributions; Tax Distributions

Holliday GP has the right to determine when distributions will be made to the partners of HFF Securities and the amount of any such distribution. All distributions will be made to the partners pro rata in accordance with their respective percentage ownership interests (as evidenced by units or fractional units held by each partner) in HFF Securities.

The holders of the partnership units in HFF Securities, including HoldCo LLC and Holliday GP, will incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of HFF Securities. Net profits and net losses of HFF Securities will generally be allocated to the partners pro rata in accordance with their respective percentage interests (as determined pursuant to the HFF Securities partnership agreement). The partnership agreement provides for cash distributions to the partners of HFF Securities if Holliday GP determines that the taxable income of HFF Securities will give rise to taxable income for its partners (or their constituent members). Generally these tax distributions will be computed based on our estimate of the net taxable income of HFF Securities allocable to each partner multiplied by an assumed rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York assuming such taxpayer: (a) had no itemized deductions or tax credits, (b) was not subject to the alternative minimum tax, the self employment tax or other U.S. federal (or comparable state or local) income taxes not imposed under sections 1 or 11 of the Internal Revenue Code, and (c) was subject to income tax only in the jurisdictions where the taxpayer resides or is commercially domiciled. The assumed tax rate will be the same for all partners of HFF Securities. In connection with the aforementioned partnership agreement provision, HFF Securities did not make any cash distributions in 2008 to Holdings Sub, a wholly-owned subsidiary of HFF Holdings.

Transfers

The partnership agreement requires that each limited partner obtain Holliday GP’s consent to any sale, assignment, pledge, transfer, distribution or other disposition of any unit. Holliday GP may grant or withhold such consent in its sole discretion, provided that the partnership agreement permits certain transfers including (a) transfers contemplated under and in accordance with the Exchange Right (as defined in the HFF Securities partnership agreement), (b) transfers by members in HFF Holdings of their interests (i) by devise or descent or by operation of law upon the death or disability of a member of HFF Holdings and (ii) to (x) immediate family members or trusts established for the benefit of such family members for estate planning purposes, (y) a charity for gratuitous purposes, or (z) as otherwise expressly permitted under the HFF Holdings operating agreement, and (c) transfers of shares of Class A common stock and Class B common stock.

Dissolution

HFF Securities may be dissolved only upon the occurrence of the voluntary agreement of all partners, any act constituting dissolution under applicable law or certain other events specified in the partnership agreement. Upon dissolution, HFF Securities will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including to the extent permitted by law, creditors who are partners) in satisfaction of the liabilities of the Partnership, (b) second, to the setting up of any reserves which Holliday GP may determine to be reasonably necessary for any contingent liability of HFF Securities and (c) third, to the partners in proportion to their respective percentage interests.

EXECUTIVE OFFICERS

The executive officers of the Company are as follows:

John H. Pelusi, Jr., Chief Executive Officer.  Mr. Pelusi is described above as a director.

Gregory R. Conley, Chief Financial Officer.  Mr. Conley joined us in October 2006 and, working out of the Pittsburgh office, is responsible for all areas of financial accounting and reporting for the firm’s 17 offices. He has also served as an Executive Managing Director of HFF LP since 2007. Most recently, from 1998 through mid-year 2006, Mr. Conley was an executive vice president and CFO with Precise Technology, Inc. and its successor, Rexam

Consumer Plastics, Inc. Precise Technology, Inc. was a plastics packaging business and portfolio company of Code Hennessy & Simmons. Between 1986 and early 1998, Mr. Conley served as a consultant with national consulting firms that eventually became part of Navigant Consulting, Inc. Between mid-1990 and early 1998, he was a vice president of Barrington Consulting Group, Inc. Prior to that, between 1986 and mid-year 1990, he was an executive consultant at Peterson & Company. Mr. Conley began his career in public accounting with Ernst & Young LLP. He earned an MBA from the University of Pittsburgh and a BS from Duquesne University. Age: 48

Nancy O. Goodson, Chief Operating Officer.  Ms. Goodson has previously held the same position at HFF LP and its predecessor companies since 1993. She has also served as an Executive Managing Director of HFF LP since 2007. Working out of the firm’s Houston office, Ms. Goodson is responsible for the overall direction of the firm’s 17 national offices, with a specific focus on the oversight of administrative functions and loan servicing aspects of the Company. Prior to joining HFF in 1993, she spent seven years as a controller at Beeler Sanders Properties in Houston. She is a member of CREW Houston and is Treasurer of First United Methodist Church in Missouri City, Texas. She received her BBA from Southwest Texas State University. Age: 51

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the Securities and Exchange Commission require the Company to disclose late filings of stock transaction reports by its executive officers and directors. Based solely on the review of the copies of Securities and Exchange Commission forms received by the Company with respect to fiscal year 2008, or written representations from reporting persons, we believe that our directors and executive officers have complied with all applicable filing requirements.

AUDIT FEES

Fees for audit services provided by Ernst & Young LLP totaled approximately $1.4 million for fiscal year 2008 and $1.7 million for fiscal year 2007. Audit service fees include fees associated with the annual audit and other attest services related to regulatory filings, including with respect to the 2007 fees the filing of the registration statement on Form S-1 in connection with our initial public offering and the audits of prior years’ financial statements included in that filing.

AUDIT-RELATED FEES

Fees for audit-related services provided by Ernst & Young LLP totaled approximately $0.3 million for fiscal year 2008 and $0.3 million for fiscal year 2007. These fees were associated with the regulatory audits of HFF Securities and loan servicing.

TAX FEES

Fees for tax compliance or tax advice and tax planning services totaled approximately $54,000 for fiscal year 2008 and $33,000 for fiscal year 2007.

ALL OTHER FEES

No professional accounting services were rendered or fees billed for other services not included above in 2008 or 2007.

AUDIT COMMITTEE PRE-APPROVAL POLICY

All of the audit engagements relating to audit services, audit-related services and tax services described above were pre-approved by the Company’s Audit Committee in accordance with its Pre-Approval Policy. The Audit Committee Pre-Approval Policy provides for pre-approval of all audit and non-audit services provided by the independent auditors. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted engagements.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s Proxy Statement or Annual Report may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: Investor Relations, HFF, Inc., One Oxford Centre, 301 Grant Street, Suite 600, Pittsburgh, Pennsylvania 15219, Telephone: (713) 852-3500, E-mail: InvestorRelations@hfflp.com. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

OTHER BUSINESS

The Company is not aware of any other matters that will be presented for stockholder action at the Annual Meeting. If other matters are properly introduced, the person named in the accompanying proxy will vote the shares they represent in accordance with their judgment.

By Order of the Board of Directors,

Nancy O. Goodson
Chief Operating Officer and Secretary

ANNUAL MEETING OF STOCKHOLDERS OF
HFF, INC.
May 28, 2009
Proxy Voting Instructions
Please date, sign and mail your proxy card in the envelope provided as soon as possible.
Please detach along perforated line and mail in the envelope provided.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 28, 2009: The Proxy Statement and Proxy Card relating to the Annual Meeting of Stockholders and Annual Report to Stockholders are available at http://phx.corporate-ir.net/phoenix.zhtml?c=205281&p=proxy.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 1, ITEM 2, AND ITEM 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [ X ]

ITEM 1. ELECTION OF DIRECTORS	NOMINEES:

☐ FOR ALL NOMINEES	¡ John P. Fowler
¡ Lenore M. Sullivan
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

ITEM 2. RATIFICATION OF INDEPENDENT, REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

FOR	AGAINST	ABSTAIN
☐	☐	☐
ITEM 3. OTHER MATTERS
In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or at any adjournments thereof.
THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEM 1 AND ITEM 2, AND WILL GRANT DISCRETIONARY AUTHORITY IN OTHER MATTERS.
NOTE: PLEASE SIGN YOUR NAME EXACTLY AS IT APPEARS ON THIS PROXY. When shares are held jointly, each holder should sign. When signing as executor, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
Signature of Stockholder                                          Date
Signature of Stockholder                                          Date
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.            ☐

HFF, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
May 28, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned holder of common stock of HFF, Inc., a Delaware corporation, hereby appoints John H. Pelusi, Jr., Gregory R. Conley and Nancy O. Goodson with full power to act alone and to designate substitutes, the true and lawful attorneys and proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of common stock of HFF, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Rivers Club, One Oxford Centre (4th Floor), 301 Grant Street, Pittsburgh, Pennsylvania, on May 28, 2009 at 10:30 a.m. (EDT), and at any and all adjournments and postponements thereof, as follows:
SEE REVERSE SIDE
(CONTINUED, AND TO BE MARKED, DATED AND SIGNED ON THE OTHER SIDE)